Exhibit 99.1

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 1

HMS HOLDINGS CORP.

Moderator: Bill Lucia
March 1, 2007
9:00 am CT

Operator:

Good morning. My name is (Terese) and I will be your conference operator today. At this time I would like to welcome everyone to the HMSY Fourth Quarter 2006 Investor conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

I will now turn the call over to Mr. Bill Lucia, President and Chief Operating Officer of HMS Holdings. You may begin your conference.

William Lucia:

Thank you. Good morning, everyone. And thank you for joining our fourth quarter 2006 investor conference call. I’m Bill Lucia, President and Chief Operating Officer of HMS Holdings. Bob Holster, our Chairman and CEO, is unable to be here due to a death in his family. And I’ll be hosting the call.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 2

William Lucia:	Joining me will be Tom Archbold, our CFO and Christina Dragonetti, our Senior Vice President of Managed Care.

A slide presentation designed to complement the conference call may be found on our website at www.hmsholdings.com. Please see the quarterly results page under Investors and click on the link to the webcast.

We will be making forward-looking statements in the course of this call, so please refer to the list of qualifiers included in yesterday evening’s press release and the Safe Harbor statement on Slide 1 of the presentation.

This morning Tom will discuss HMS’ fourth quarter and full year 2006 financial results. I’ll then review the recent deluge of state and federal proposals directed at extending health coverage to uninsured Americans and how these proposals might impact HMS.

Christina will brief you on the present state of our rapidly growing managed care business. I’ll also update you on recent new business. And finally we’ll go over our 2007 guidance and then take your questions.

HMS’ cost containment business for government healthcare closed out 2006 with strong performance. And I’m going to ask Tom to walk you through it.

Tom.

Thomas Archbold:	Thank you, Bill, and good morning, everyone. As we look at the statement of operations for the fourth quarter ended December 31, 2006 HMS Holdings reported revenue of $33.6 million, an increase of $16.4 million or 95% from the prior year fourth quarter.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 3

Health Management Systems which provides a variety of cost containment and payment accuracy services to government health programs earned revenue of $30.7 million, a $16 million or 108% increase over the prior year.

Revenue from contracts obtained with the BSPA acquisition were approximately $12.9 million and were included in HMS results. Exclusive of the BSPA acquisition revenue increased $2.9 million from the same base of clients reflecting new projects, higher volumes and yields. There was also a $1.1 million increase from new clients.

Revenue from Managed Care plans of $2.7 million increased $1.7 million over the prior year quarter. You may recall that revenue from this business didn’t really kick in until the fourth quarter of 2005. Partially offsetting these increases was a $2.6 million revenue reduction from two expired contracts. You may also recall that we lost Ohio and Pennsylvania to BSPA last year. They had both contributed to the strong fourth quarter in 2005.

RSG which works on behalf of large public voluntary and for profit hospitals to document services that qualify for reimbursement through Medicare cost reports and other government payment mechanisms earned revenue of $2.2 million, an increase of $0.4 million or 23% from the prior year quarter.

This increase is reflective of six new clients which generated $0.3 million of business and the timing of Medicare costs reported adjudication. On a year-over-year basis RSG revenue grew by 5%.

Total operating expenses for the quarter were $29.7 million, an increase of $14.9 million, compared to $14.8 million in the prior year’s fourth quarter.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 4

In order to understand the increase in operating expenses there are three top level factors that need to be understood. First, the current quarter expense includes approximately $3.6 million of transaction related amortization expense. We’ll discuss amortization in a bit more detail later in the call.

Secondly, current quarter expense includes approximately $0.6 million associated with new stock option expense recognized under FAS 123R.

Thirdly, because the BSPA acquisition was completed on September 13, 2006 our current results include a full quarter of expenses associated with BSPA for the first time.

Compensation expense of $13.6 million increased $5.8 million or 73% from the prior year fourth quarter. Stock option expense of $0.6 million was recognized this quarter as the company adopted FAS 123R effective January 1, 2006.

Excluding the impact of FAS 123R, compensation expense increased by 65%. In the quarter ended December 31, 2006 we averaged 577 employees, compared to an average of 327 employees in the prior year fourth quarter, a headcount increase of 77% resulting from the 200 employees added from the BSPA acquisition and the company’s continued growth. Our total headcount at December 31, 2006 was 578.

Data processing expense of $2 million increased $0.6 million from the prior year quarter, an increase of $0.4 million of hardware and software expenses resulted from upgrading our mainframe platform.

Additionally, approximately $0.2 million resulted from disaster recovery enhancements, data communication increases and PC upgrades.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 5

Occupancy costs of $2.2 million increased $0.8 million, principally due to increased additional rent and associated expenses resulting from our BSPA acquisition and other office expansions.

Direct project costs of $5.6 million were $3 million higher than the prior year’s fourth quarter. As a percentage of revenue direct costs were 16.7%, compared to 15.1% in the prior year.

This increase relative to revenue reflected higher subcontractor participation for both HMS and BSPA.

Other operating costs of $2.7 million were $1.1 million higher than the prior year’s fourth quarter. This increase resulted from additional temporary help and consulting expenses, travel expenses, printing, recruiting and staff development expenses substantially generated by BSPA.

With regard to income taxes the company provided $1.5 million of tax expense for the current quarter, an effective tax rate of 44.1%, which brought the annual effective rate to 42.2% . This rate principally reflects a deferred tax provision with state taxes being the primary difference between statutory and effective rates.

Effectively our available net operating losses are sheltering our income on a cash basis, resulting in our paying cash taxes under the AMT system. But the utilization of our net NOLs previously recorded as deferred tax assets results in a deferred tax provision. In English, this means we will not be a significant cash taxpayer until the second half of 2007.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 6

In summary, for the quarter ended December 31, 2006 HMS recognized net income of $1.9 million or 7 cents per diluted share, compared to net income of $2.7 million or 13 cents per diluted share during the prior year comparable period.

The current quarter results of continuing operations include amortization of acquisition related tangibles of $3.5 million or 8 cents per share, stock compensation expense of $0.6 million or 1 cent per share, and the return to a full effective tax rate that on a comparative basis decreased income by 5 cents per share.

For the full fiscal year 2006 we reported revenue of $87.9 million, a $17.9 million increase over the prior year revenue of $60.0 million. Also for the full year the company reported income from continuing operations of $4.9 million or 21 cents per diluted common share versus income from continuing operations of $8.3 million or 37 cents per diluted common share in the prior year.

The company reported net income of $5.3 million or 22 cents per diluted common share versus net income of $8 million or 36 cents per diluted common share in the prior year.

Expenses in 2006 included approximately $6.4 million of acquisition related intangibles amortization, stock option expense of $1.7 million and reflected an income tax provision of $3.6 million versus a provision of $0.5 million in the prior year period.

Turning to the balance sheet and looking at our general financial condition, you will notice some significant changes since last year. At December 31,

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 7

2006 we have $12.5 million of cash, compared with $41.1 million of cash and short-term investments at December 31, 2005.

To fund the BSPA acquisition we utilized $41.2 million of our existing cash and borrowed an additional $40 million on the term loan.

In December 2006 we made an optional repayment of $2.5 million on the term loan, so as of December 31, 2006 we had $31.5 million of debt outstanding from the $40 million term loan originally borrowed to fund the BSPA acquisition.

On January 2, 2007 we made a scheduled repayment of $1.575 million, further reducing outstanding debt to $29.9 million.

The term loan will require us to make quarterly payments of $1.575 million. The terms of the BSPA acquisition also provide for a contingent cash payment to the seller of up to $15 million if certain revenue targets are met for the 12 months ending June 30, 2007.

Also in December 2006 we entered into an interest rate swap agreement that effectively converted $12 million of our variable rate debt to fixed rate debt, leaving today’s $17.5 million of our debt, subject to interest rate risk.

At December 31, 2006 our cash and cash equivalents and net working capital were $12.5 million and $25.3 million respectively. Although we expected operating cash flows will continue to be the primary source of liquidity for both our operating needs and the contingent BSPA consideration, we also have available a $25 million revolving credit facility for future cash flow needs.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 8

The number of day sales outstanding or DSO at December 31, 2006 appears to have increased significantly over the prior year periods to 126 days.

Due to the timing of the BSPA acquisition we have a mismatch between the numerator and denominator in the DSO computation. If DSO were to be computed by annualizing fourth quarter revenue, the DSO would decrease to approximately 83 days.

We have not yet fully integrated BSPA collections into our process. And we anticipate that when we do in the first half of 2007 the DSO will be less than 80 days.

Looking at the statement of cash flows for the year ended December 31, 2006 cash provided by operations was $17.5 million, compared to $7.1 million for the prior year period.

The current year period’s difference between the $17.5 million of cash provided by operations and net income of $5.3 million is principally due to non-cash charges, including depreciation and amortization expense of $9.7 million.

Stock compensation expense of $1.7 million and the change in deferred taxes of $3 million, these amounts were partially offset by increases in accounts receivable of $2.1 million.

During the current year period cash used in investing activities was $42.8 million, reflecting the purchase of BSPA for $81.2 million in cash, which was substantially reduced by $37.5 million in net sales of short-term investments to fund the cash consideration of the BSPA acquisition.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 9

In addition, $4.4 million was invested in property, equipment and software development. We expect full year capital expenditures to approximate $6 million in 2007.

Cash provided by financing activities of $33.7 million consisted of net proceeds of $40 million from our term loan, reduced by the repayment of $8.5 million on the term loan and $2.9 million received from stock option exercises.

As summarized in the press release and the conference call slide, adjusted EBITDA was $19.6 million for the year ended December 31, 2006, an increase of 104% over 2005. EBITDA is defined as earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for share based compensation expense. The EBITDA of $19.6 million exceeded our guidance of $19 million issued in January 2007.

For the quarter ended December 31, 2006 adjusted EBITDA was $9.2 million, an increase of 205% over the quarter ended December 31, 2006.

A year-over-year revenue growth of 47% has resulted in more than a 100% increase in adjusted EBITDA. Later on in the call Bill will again discuss adjusted EBITDA and FY ’07 guidance.

Management believes the most directly comparable GAAP financial measure to EBITDA is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in the press release and the conference call slide. Please refer to them for a more detailed discussion of EBITDA and adjusted EBITDA.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 10

That concludes our review of the financial results and financial position of the company.

William Lucia:

Thank you Tom. As you know it’s an unusual week where we don’t see a proposal from another state governor directed at extending health insurance to the now 47 million uninsured and in particular to uninsured children.

And as the intensity of presidential campaigns picks up over the next almost two full years you can expect to see health care financing proposals emanating from the candidates as well as the governors.

It comes as no surprise that the first round of initiatives comes from governors after all health care is delivered locally and it is at the state and municipal level where the real fiscal pain of financing care for the uninsured is currently felt.

Its not so much that the uninsured don’t get medical care at all, they do… at public hospitals that by law cannot turn them away. The real issue is who pays for the care, the local municipality, the state or the federal government.

And as a matter of fact when you drill down on the individual state proposals what you find uniformly is that they seek to shift the fiscal burden of the uninsured at least partially onto federal shoulders.

So let’s review a few of these initiatives. First and almost universally state proposals to expand health coverage begin with children who represent almost 20% of the country’s uninsured.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 11

These proposals build on the State Children’s Health Insurance Program which is now SCHIP. SCHIP is jointly financed by the federal and state governments. Many governors want to expand the program which they see as the foundation for their overall efforts to expand coverage.

At meeting of the National Governors Association just last week, 13 governors both democratic and republican said that their states would run out of SCHIP funds soon putting hundreds of thousands of children at risk.

State shortfalls are estimated at $700 million this year and $13.4 billion from 2008 through 2012. The governors have called on congress to take quick action to provide short term assistance to SCHIP even in advance of congress revamping the program.

States are also asking for flexibility to cover adults and to increase eligibility levels. A number of states including Massachusetts, California, Ohio, New Jersey and New York plan to increase the income eligibility limit for the SCHIP program above the current 200% of poverty level.

New Jersey is proposing an increase to 350% of poverty level and New York 400% of poverty level and some state proposals seek to include adults in the SCHIP program as a way to find children who are eligible but not enrolled.

In fact it’s currently estimated that 1.8 million of eligible children nation wide are yet to be enrolled. All of these proposals are in sharp contrast to the federal government’s objectives for more restrictive eligibility and financing.

The second major theme to emerge from state proposals is expansion of the Medicaid program. For example in California, Governor Schwarzenegger

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 12

proposes to move about 760,000 of its 6.5 million uninsured individuals onto Medicaid.

The Massachusetts plan moves 92,000 uninsured onto Medicaid. Last week the Oklahoma Senate Rule Committee passed a bill to expand the number of children who qualify for Medicaid by increasing eligibility to 300% of the federal poverty level.

Illinois’ governor has proposed to expand the state’s Medicaid program to cover roughly half a million residents who are poor and currently do not qualify for aid. And in Maryland Medicaid qualifying incomes would also be raised.

And the third major theme in state proposals is increased access to employer based insurance. Consider the following, Illinois would offer state subsidies to help low income workers afford health insurance.

In California all businesses with more than ten employees would be required to offer insurance or else pay the equivalent of 4% of their payroll into a state fund.

Governor Rendell of Pennsylvania has proposed a 3% tax levy on businesses that don’t offer coverage to their employees and a number of states have new laws and programs to reduce the cost of health insurance for small businesses.

In contrast to state proposals President Bush has asked congress to cut billions of dollars from the Medicaid program in an attempt to slow growth of the program.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 13

In his budget the President proposes to transform the health care system by subsidizing the purchase of private insurance and not by expanding public programs in a way that would increase cost to the federal government.

So what does all of this mean for HMS? Well it’s still early in the game and we’ll continue to see proposals as the debate on covering the uninsured heats up but we do believe that the affect of all of the proposed state initiatives will be to increase the size of our opportunity.

When all is said and done HMS is far more likely to benefit from the proposed initiatives than to be hurt by them. Governors from both blue and red states are proposing significant expansions in eligibility and financing in direct opposition to federal proposals and they will clearly find support in the democratic led congress.

Ultimately these proposals will result in more people on Medicaid and more private sector health insurance. Under any of these scenarios HMS’s proprietary eligibility database and coordination of benefits services expand.

Bottom line we’re comfortable with the way things seem to be heading. I’m now going to ask Christina to give you an update on our Managed Care business.

Christina Dragonetti:	Thanks Bill. Good morning everyone. In the past decade we’ve seen steady growth in state initiatives to delegate Medicaid lives to private managed care plans.

CMS reports and market place data say that about 22 million Medicaid recipients were enrolled in managed care by the end of 2006. In fact 2006 was

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 14

a busy year, 14 states including Ohio, Indiana, Tennessee and Georgia either created or significantly expanded Medicaid managed care program.

There are six major players most of whom are our customers who together own more than a third of this market. They are Centene, AmeriChoice which is subsidiary of United Healthcare, Molina Healthcare, WellPoint, Amerigroup, and Well Care.

This group collectively reported a 20% increase in total Medicaid lives from 2005 to 2006 mostly as a result of state expansion initiatives and they’re projecting further growth in 2007 from these wins as they work their way toward go live dates scheduled in Tennessee and in South Carolina as well as continued enrollment in the new market.

As Bill discussed earlier many states including New York, Pennsylvania and California are talking about expanding coverage for the uninsured and one of the mechanisms in place to do this is increasing Medicaid enrollment.

We think that growth in overall Medicaid enrollment will naturally lead to growth in the managed care sector because those states that have moved from fee for service to managed care are likely to continue to leverage this approach.

The reported benefits are cost savings to the state which of course are extremely important and innovative services that also create member loyalty. For example preventive health care initiatives both focusing on smoking and obesity.

And interesting example is the recently reported WellPoint announcement to pay for weight watcher services for qualifying members in West Virginia.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 15

So where does HMS stand in this market? We ended 2006 with contractual relationships with 19 customers comprising about 55 health plans and hovering around 7.3 Medicaid lives, that is we have about a third of the current market under contract.

Next I’ll comment on HMS’s revenue performance in this sector. We’ve seen revenues grow steadily each quarter since quarter four of 2005 when we first had real results for this market.

Quarter four of 2006 shows $2.7 million in revenue for approximately 2.7 million lives implemented. In the course of 2006 we also had a lot of new sales activity bringing us to the total of 7.3 million lives that I just mentioned.

At the moment less than half of this is implemented. We’re currently working our way through the backlog. Moving on to new business and buying dynamics, we started to see an increase in expansion sales to our existing customers, that is adding new types of cost containment initiatives into the scope of our contracts.

Some examples include supporting customer’s new acquisitions, doing coordination of benefits for additional service types such as pharmacy, and performing provider audits and overpayment recoveries.

This buying behavior mimics our historical experience in working with state agencies where as time as passes and the service model proves its value the customer seeks additional ways to gain benefit from the relationship.

In the managed care world we see this expansion selling trend as another form of feedback that this market is also benefiting from our services.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 16

In summary as within our core business we expect to continue to benefit from the likely expansion of the Medicaid program under consideration across the country. I’ll now turn it back to Bill.

William Lucia:

Thank you Christina. Let me next review with you the new government contract and procurement situation as it has unfolded since our last conference call.

In the state managed care market – in the state Medicaid market one of our largest customers, New York State, has extended our contract to perform cost avoidance and coordination of benefits services through January, 2008.

And through competitive re-procurement our Colorado client the only existing customer who has issued an RFP in the past few months re-awarded our contract to perform third party liability services.

We have also expanded into providing enrollment support services directly to the SCHIP market with recent wins in Iowa serving their Hawk-i program and with the Pennsylvania Insurance Department, the administrator for that state’s SCHIP program.

As Christina mentioned we’ve had recent wins in managed care. I’ll mention a few of the significant sales. Health Net of California serving about 700,000 members has selected HMS to perform third party liability and over payment identification and recovery services.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 17

We were also awarded a contract with Humana of Puerto Rico, a Medicaid plan serving 250,000 members, our first sale in Puerto Rico and on the expansion front Amerigroup has won new business in Tennessee and South Carolina and we’ll be supporting them in those markets.

Finally under our WellPoint master services agreement we’ve recently added Anthem Health Plans of Virginia. As you can see we continue to extend and add business across both our state agency and managed care markets.

And as a practical matter given the lead time built into most state procurements we’re at the point where even the unlikely loss of a contract would not have a significant impact in 2007.

While I’m on the topic of new business let me comment on our Medicare secondary payor recovery audit contractor pilot projects also known as MSP RAC.

As you know these pilots which we’re conducting in New York and Florida attempt to use employment data and our insurance eligibility databases to identify and recover from employers and payors to which Medicare is secondary.

While there is much work in process Medicare MSP recovery involves relatively long processing cycles and we think we are still several months from knowing whether CMS will in fact extend the program to other regions.

At this time I’ll finish up our prepared remarks by getting back to the numbers. In January we raised guidance for both 2006 and 2007 in reflection of the progress we were making with the integration of the HMS and BSPA businesses.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 18

As it turned out both revenue at $87.9 million and adjusted EBITDA at $19.6 million exceeded our most recent guidance by about 3%. Of course that’s good news but it’s clearly not enough of an over shoot to cause us to change our 2007 guidance at this time.

We continue to expect that for 2007 with a full year of consolidated revenues we will generate approximately $34 million in adjusted EBITDA on revenues of not less than $134 million.

At the end of our first quarter we will assess how we’re doing against that objective and adjust guidance if appropriate. We do expect that the combination of HMS and BSPA will yield quarters that are a little less subject to variations that has been the case in the past.

However, we still expect earnings to be slightly skewed to the second of the year. That concludes our formal presentation and we’re now open to any questions you may have.

Operator:

Thank you. At this time if you would like to ask a question please press start then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Please pause the Q&A roster is still compiling. Still compiling please hold. Your first question comes from James Lane.

James Lane: Man:	Hi gentlemen. Good morning. Can you hear me okay? Yes we can (Jim).

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 19

James Lane:

Okay great. I just had two questions. One, obviously looks like the acquisition last year is performing at least as good if not better than you all expected. I was wondering if you could comment on that?

And if the company were to move forward with any further acquisition activity, would you have the tendency to think that at this point it would be smaller tuck-in type acquisitions or would things of the similar magnitude also be under - be considerate? And then I have a follow-on. Thanks.

William Lucia:

(Jim), that’s a good question. This is Bill Lucia.

The merger of the two businesses is going better than expected primarily in that we focused a lot on integrating the cultures of the company. And we think that’s going well.

I can caution everyone, we do still have a lot of work to do in integrating our systems and our operations. But it is going very well.

In terms of future acquisitions, we continue to look for opportunities. But we really don’t have anything to announce about that. And we would be looking at opportunities this size or smaller depending on the service that we’re seeking to acquire.

James Lane:

Okay. And then - thank you. And then secondly, just wondering if you could comment. Probably about a year and a half ago I asked this on a conference call with regard to managed Medicare, managed Medicaid.

I was wondering if you could just tell us again what the value proposition HMSY is providing to them principal?

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 20

Christina Dragonetti:	And then would you expect that to be the most rapidly growing portion of your business going forward? I’ll take that one (Jim). This is Christina Dragonetti speaking.

The value proposition for the Medicaid managed care plans is essentially the same as it is for our state agencies. These plans need to manage cost containment and ensure that they’re paying claims appropriately and only where they’re really liable for the coverage for a particular member.

Our services help them to make sure that they’re paying claims appropriately. We assist them in recovering funds where they paid for claims they shouldn’t have. And we also help them to prospectively avoid paying costs that they should not be paying.

It’s essentially a cost containment solution that is very similar at the managed care level and at the state level.

James Lane: William Lucia:	Okay. And we do - (Jim), we do see it as our fastest-growing business segment at this time.

James Lane: William Lucia: Operator:	Okay, thank you very much. Thank you. Thank you. Your next question comes from Whit Mayo.

Whit Mayo:	Hey, good morning guys.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 21

Christina Dragonetti:	Hi Whit.

Whit Mayo:

Hey. A few questions. First just on BSPA, it looked to be pretty strong relative to I guess what I thought we would see in the quarter just given that it tended to be a little more overweight in the first half of the year.

Can you just kind of reconcile that for us that maybe to what extent the BSPA may have just benefited from, from moving to the HMS billing systems?

Thomas Archbold:	Well I’ll take that. This is Tom, Whit.

Whit Mayo:	Hey Tom.

Thomas Archbold:

In terms of the integration and the consolidation of systems, I think in the quarter we probably saw very little benefit in BSPA in particular from that kind of event.

We are encouraged with the stable nature of the BSPA revenue in that it has turned - it has been a pleasant surprise that it tends to have been more normalized month to month than it would have been maybe in its prior existence. So we’ve been very encouraged by that.

But we do - we still always still think that our fourth quarter with the HMS as traditionally also being our strong quarter as well. So you have a little bit of that dynamic going on at the same time as well.

Whit Mayo:	Yes. So I guess that was just more of a function of your recognition policies?

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 22

Thomas Archbold:	The recognition policies between the two businesses were substantially the same. I think there’s just - in a public company environment, there’s a little more discipline around monthly closings than there would have been for a private company in the past.

Whit Mayo:	Sure, makes sense. Christina, you kind of went through this pretty quickly. Just can you disclose again what the revenue was for the managed care business in the fourth quarter?

Christina Dragonetti:	Sure. Revenues were around 2.7 million.

Whit Mayo:	And I don’t know Tom, if you want to take this. I don’t know if you guys have disclosed kind of what the implied growth is for that business in 2007?

Thomas Archbold:	Well we’ve discussed what is the - for the year, the MCO business was about $7.6 million in revenue. And we anticipate in 2007 that that business will be able to double in terms of revenue.

Whit Mayo:

Okay great. Just to stick on the managed care discussion. Christina, it sounds like from some past discussions that WellPoint has become a much more prominent client for you guys.

I mean have you been able to penetrate any more plans with WellPoint? And if so, kind of how long do you think it takes to sort of work through your backlog if you could just kind of give us a sense for that?

Christina Dragonetti:	We have a lot of WellPoint business in our backlog and we’re working our way through it just based on state market priorities. So yes, it’s - WellPoint

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 23

contributes pretty significantly to the backlog and we’re working our way through that.

In terms of what contributes to the backlog, a couple things. First of all, I’ll note that a fair amount of our sales activity last year occurred in the latter half of the year so from a timing perspective.

Secondly, some of our major customers such as WellPoint and Amerigroup and WellCare don’t really equal one project each. Because they operate in so many different marketplaces, we’re really doing numerous implementations for each of those clients. My point being it’s a substantial amount of work and we’re forging our way through that.

Whit Mayo:	Are there any states out there right now that you can’t penetrate with any of your existing clients? I mean is there any kind of barriers there?

Christina Dragonetti:	Where there exists - where the state agencies have delegated to managed care, there is no barrier, on. We’re free to market in all of those states.

Whit Mayo:	Okay great. Great. And I know you guys have kind of created or you’re kind of working on this on sort of a Web-based portal tools that you kind of attacked the smaller health plan out there. How do we think about that business? Is that still kind of in the beta phase? Any idea when that may go live?

Christina Dragonetti:	Really too early to tell Whit. Really too early.

Whit Mayo:	Okay great. I guess just to shift over towards SCHIP just a little bit. How - or Bill, how does that kind of play into your business model just a little more specifically? And what kind of opportunity do you see there?

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 24

William Lucia:

Well it really integrates well with our cost avoidance business. And that’s where we provide very detailed insurance coverage information to our customer so they can avoid paying claims.

In SCHIP, you cannot be enrolled in SCHIP if you already are enrolled in comprehensive healthcare coverage. Again, it’s for the truly, truly needy, those who do not have access to health insurance.

So how a state uses our - uses that information is access to the database of our proprietary database. We verify that information coverage, that information and feed it back to the client.

They either can make the decision at that time at enrollment time whether or not to enroll the child so that they can make sure they are covering the truly needy or those that really fit the program.

Whit Mayo:

So Iowa was kind of your first win and so - I mean the way we should think about this is it is sort of a new market for you guys. I mean I think there are probably 7 million kids that are enrolled in that program. So…

William Lucia:

Yes, it’s basically a new market. We had not penetrated the SCHIP market primarily because the similar retrospective payment or recovery opportunity may not exist. And a lot of SCHIP is delegated to managed care plans.

So we’ve focused it on the enrollment, right-sizing the enrollment which is really our service at this time.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 25

Whit Mayo:	Okay great. And just on Bush’s budget, his proposal for some of the Medicaid changes out there, I mean any of the potential cuts to the DSH payments? I mean are you guys doing anything there? Is that a concern for you?

Christina Dragonetti:	No. It’s not a concern for us. Our DSH works continues a pace.

Whit Mayo:

Okay great. I guess just one last question and I’ll hop back in the queue. I mean just to touch on a comment that Bill you made earlier, is that you said the loss of a contract with your managed - I assume you’re talking about managed care would not have a significant impact on your business.

I mean how do I interpret that? I mean is that - should we assume that the loss of a contract is basically incorporated within your ’07 guidance?

William Lucia:

Well first, I really was meaning the loss of the state contract noting the procurement schedule in 2007. By the time we received notice of that, by the time we went through a competitive re-procurement and then received notice of a loss that we were not the winner and through any formal procurement protest process, at that point and the run out on existing business, it would not have any impact on 2007.

I can’t say as a business we budget for losses. But we are - we do anticipate the fact that we will be in a competitive re-procurement phase throughout the year and budget accordingly.

Whit Mayo: William Lucia:	Okay, great guys. Thanks Whit.

Christina Dragonetti:	Thanks Whit.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 26

Operator: Richard Close:

Thank you. Your next question comes from Richard Close.

Great. Congratulations on a very solid year.

Quick question. With respect to the guidance, I guess it looks pretty conservative for the whole year.

Could you talk to us a little bit on the topline or revenue guidance with respect to the BSPA, what we could sort of think about in seasonality?

It was mentioned earlier that the first half of their calendar year is typically stronger than the second half. And do you expect that sort of to be the - a continued trend in ’07?

Thomas Archbold:

I think (Richard), what we’re going to experience is typically in their previous existence when they were part of PCG, their second quarter which was - their fourth quarter which was our second quarter of June was their strongest quarter.

And while we anticipate that they’ll probably have a good June, we don’t think it will be in the same kind of magnitude that it’s been in the past.

As we talked a little bit before, that we’re already pleasantly surprised with how fast the business has been normalizing from a month to month basis with BSPA.

We do anticipate though that we will continue to have our strongest second half of the year than the first half of the year which was our historical pattern as HMS

.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 27

Richard Close:	Okay. But I guess pulling that back a little bit, BSPA earned what, 13 million essentially in the fourth quarter? Is that correct?

homas Archbold:	That’s right, 12.9 is correct.

Richard Close:	Okay, 12.9. When you annualize that you get to about 52 million I guess, on an annual basis. So backing into your guidance, it sort of looks like you’re not really looking at any type of growth in BSPA. And I would anticipate that that would grow some in ’07, correct?

Thomas Archbold:

And it will. If you wanted a handy rule of thumb as to how to look at the 2007 revenue, we had HMS prior to doing the acquisition for BSPA was on track to do about $70 million in revenue in 2006.

As we disclosed in the 8K that we filed with the financial results of BSPA, that last year was a $48 million business. So that combines for about 118 million.

There’s a couple of projects that were duplicative or just not attractive to us. So a few million dollars of that business drops off. And if you inflate the entire what’s left at about 15%, that puts you in line with the revenue guidance that we’ve just reaffirmed.

So I think we’re looking at the consolidated combined entities to be growing at an overall 15% rate.

Richard Close:	And then what was the 2 million you mentioned that dropped off exactly?

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 28

Thomas Archbold:	Projects that were - either way there was some duplications in the services that we provided to states or just projects that in looking at them that were one time things and non-recurring or just work that was just not part of the go forward business model.

Richard Close:

Okay. Maybe moving on Tom, to a - I guess an expense question. You gave a reason why direct project costs jumped in the quarter. I guess we were a little too aggressive in our projection as a percentage of revenue.

But anyways, if you could give us a little bit more details on that line item and then sort of I guess, top of the waves with how you expect that to sort of trend in ’07 as well.

Thomas Archbold:	Okay, while we don’t give specific guidance on individual expenses, well we have a history with direct project costs of it moving as close to a variable, a directly variable expenses that we have.

For the full year 2006 the direct project costs as a percentage of revenue were 15.7% in 2006 and 16.3% in 2005.

So what we’ve experienced in the past, and it looks like it’s continuing to hold, you can put a line in the sand at around 16%. There are going to be some quarters where it’s a little below that and there are going to be some quarter where it’s above that but it’s going to fluctuate in that 15, 16 17% range.

Although pending on the mix of work that you get in any one quarter can drive that a little bit but over time it’s going to run into that range.

Richard Close:	Okay, that’s helpful. Thank you. With respect to the managed care side of things, I was wondering if you could comment a little bit in terms of how

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 29

you’re going out there and in terms of going after potential new clients or potential, you know, expansion of business within your existing clients on the managed care side of things.

Christina Dragonetti:	We have a very active sales engine that’s in place and we’re actively marketing to the open market. We consider that we continue to have a substantial amount of opportunity in the few remaining large plans that we have not yet entered into a contract with as well as the numerous mid sized plans that exist across the country who we think can benefit from our full service line.

Richard Close:	Okay, have you been attending any type of industry conferences in reaching out and other forms like that?

Christina Dragonetti:	Absolutely. That’s one of the things we do. There are a couple of national conferences, the AHIP conferences are ones that we attend. There are some regional managed care conferences, some of which are focused on Medicaid, some of which are broader in scope and cover both Medicaid and Medicare and commercial and we actively participate in those.

We do speaking engagements, we do presentations, we do sponsorships and all of those types of activities.

Richard Close:

And then I guess looking at the state business, with respect to – I guess you had some expansions with existing clients, one new one, if you could talk a little bit how you feel or what’s your sort of, you know, look at the state environment right now on the RFP side.

Maybe if you could characterize the strength of the pipeline in terms of, you know, additional business opportunities and expansion within existing clients.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 30

William Lucia:

(Richard), this is Bill. I’ll start with the expansion question first. I mean it’s a significant part of our growth year to year, the same store sales where our account managers are up-selling and expanding the scope within our contracts and that continues.

I think from the new RFP queue what we’re finding, while there are no current third party liability RFPs in the market today there will be a couple this year which are contracts expiring. But we are also seeing more audit and overpayment recovery RFPs coming out of the state government.

With CMS’s announcement and the deficit reduction act of the Medicaid Integrity Program and the Medicaid Integrity Program audits that they will be performing in the future we think that there will be more activity later in the year from states who would like to have vendors do overpayment recovery audits of their paid claims in advance of CMS auditing them.

Richard Close: William Lucia: Operator: Benny Soffer: William Lucia:	Okay, thank you. Thank you. Thank you. Your next question comes from Benny Soffer. Hi guys, congratulations on a good year. Thanks (Benny).

Christina Dragonetti:	Thanks (Benny).

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 31

Benny Soffer:	Christina, this is a question for you. I wanted you to give maybe a little bit of color on the managed care lives. And I just want to make sure I understood correctly, of the 7.3 million or so that you mentioned at the end of the quarter,

about half of those were contributing. Is that right?

Christina Dragonetti:	Yeah, actually a little less than that, more like 2.7 million were contributing as of the end of last year.

Benny Soffer:
Okay, got it. And are you – two questions on that. Are you finding that over time the amount that you can get on a per member/per month basis is going up as you have more experience and add more value to your customers?

Christina Dragonetti:
Yes, that is certainly a true statement. As we fully implement all components of our service and get real run rates going and get revving up with recoveries then we do see that recovery per member increasing.

What we’re not able to say at this point is exactly what that dynamic is and what the ratios are going to look like.

Benny Soffer:
Great, thanks. And the other question on that is can you – looking back, I know it’s just been I guess four or five quarters now, but if you sort of think back to that year experience do you think you’re better positioned now to move into the non-contributing lives if you will, the ones that are signed up but you guys haven’t done the work for yet I guess?

Christina Dragonetti:
Better positioned – I guess from the perspective that we’ve learned something about how to work effectively with this plan and how to help them get up and running we’re better positioned if that’s what you mean.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 32

Benny Soffer:
I guess so, yeah, or just qualitatively how you go from, you know, having a couple million lives that are contributing and seven million total to having seven million contributing. Is that a pretty slow process, you know, just qualitatively how do you work with the insurers to do that?

qualitatively how do you work with the insurers to do that?

Christina Dragonetti:

It’s a laborious process and I’ll just reiterate that some of our bigger customers are multi-faceted in that they operate in a lot of markets so we have the complexities of dealing with different plan requirements depending on what state market we’re in.

And fundamentally the process involves working with the client to acquire source data and yet technical interface is set up with them which means that they have to allocate resources to that. And then we go through a technical analysis and set up process that has its constraints.

And then finally we start delivering services and gradually build up a run rate associated with recoveries and the other types of products that we sell to the client. There are basically three phases to getting rolling and we’re working our way through that for all of the new business.

Benny Soffer:
Got it, thanks. And then just last question really quick, last quarter how many lives were contributing to the revenue base from last quarter? It was 2.7 million this quarter. What was it last quarter?

Christina Dragonetti:	By lives you mean Quarter 3?

Benny Soffer:	Yes

Christina Dragonetti:	I’m going to say roughly 1.8 million.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 33

Benny Soffer: All: Operator:	Okay, alright. Thanks guys. Again, congratulations on a great year. Thanks (Benny). Thank you. Your next question comes from Charles Strauzer.

(Daniel Vandem):	Good morning.

Christina Dragonetti:	Good morning.

Thomas Archbold:	Good morning Charles.

(Daniel Vandem):	This is actually (Daniel Vandem) over here for (Charlie).

Thomas Archbold:	Oh, okay.

(Daniel Vandem):	Could you give us your thoughts on compensation expense trends in 2007 as we roll out our models versus Q4?

Thomas Archbold:

Again, we try not to give guidance on specific line items because we can’t look forward but looking at compensation in Q4 we have a full quarter’s worth of BSPA employees on board. And we have a full contingent of FAS 123 (R) expense in the P&L for the quarter.

There is a little bit of additional variable comp that’s in the quarter related to the acquisition and the good year that we had. But I think the compensation base represents a stable base for projecting forward although as we continue to grow business – we talked earlier in the call about targeting 15% - there will continue to be a need to increase headcount commensurate with serving that work.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 34

(Daniel Vandem):	Thanks. And then as it relates to your revenue guidance, the 134, could you give us the split between the two segments?

Thomas Archbold:	The two segments meaning HMS and RSG?

(Daniel Vandem):	Right

Thomas Archbold:

One of the things we talked about at the end of the third quarter is that we’re probably going to be de-emphasizing RSG as a stand alone business going forward just based on the sheer size of it relative to the whole business. So it’s not going to be something that we’re going to be necessarily breaking out and reporting as we have in the past.

But if you were to look at the current year where it did about $7.8 million of revenue in the current year we continue to see that as being about a 15% growth vehicle.

(Daniel Vandem):	Got it, thanks. And my final question relates to the debt, could you give us your current blended interest rate and the net debt as it stands currently?

Thomas Archbold:	Well we have…

(Daniel Vandem):	I mean subsequent to Q4 in other words.

Thomas Archbold:	We floated a 90 day LIBOR plus 150 basis points which I think right now in this quarter we’re around 6.88%.

(Daniel Vandem):	Got it. All right, thank you very much.

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 35

Thomas Archbold	Thank you.

Operator:	Thank you. Your next question comes from (Vishal Sharma).

William Lucia:	Hello?

Operator:	Ms. (Sharma), your line is open. Your next question comes from Richard Close.

Richard Close:	Just quick here – on RSG are you not going to be breaking that out at all in SEC documents or is it just going to get folded in?

Thomas Archbold:	I think what we anticipate as happening is it will just get folded in. It will probably really only be commented on when there’s something outlying happening within the business that affects it. But at this point with a $134 million business next year and a $7.8 million business expected to grow 15% it’s really not big enough to warrant separate segment disclosure anymore.

Richard Close:	Okay. And then will the corporate also be folded in as well, the I guess data agreement?

Thomas Archbold:	I think what will happen is we’ll be probably technically be a one segment company for reporting but in order to make sure we can effectively communicate what’s going on in that business I think you’ll see us discuss in the MD&A business, in the MD&A section of our public filings what’s going on with corporate overheads.

Richard Close:	Okay. And then I guess final question, sort of bigger picture, you talked a little bit about – or a lot I guess – about the state initiatives occurring. Have

HMS HOLDINGS CORP. Moderator: Bill Lucia 03-01-07/9:00 am CT Confirmation # 8739521 Page 36

you guys done any type of analysis in terms of if these things move forward what kind of like incremental potential for you guys these changes could possibly be on a state basis?

William Lucia:

(Richard), it’s Bill. We’ve not modeled it yet and the reason I’d say that we think it’s a little premature to do so is, and I’ll give you just a brief example, Governor Schwarzenegger’s proposal, while we think it would be very beneficial if 760,000 members or lives have moved to MediCal, there are four competing proposals in the state legislature in California.

And sort of until we get closer to one of these proposals being enacted we’d rather not try to model it. We are starting to experience some additional work from the Massachusetts Connector Program, Massachusetts Medicaid being a client of ours. But it’s too soon since the program has started to be able to model results from that.

Richard Close: Operator: William Lucia:

Okay, thank you very much.

Thank you. There are no further questions. Will there be any closing remarks?

I just want to thank everybody for dialing into the call and look forward to speaking to you again soon.

Operator:	Thank you. This concludes today’s HMSY Fourth Quarter 2006 Investor conference call. You may now disconnect.

END